News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2011 Results

WALTHAM, Mass. (October 26, 2011) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended October 1, 2011.

Third Quarter 2011 Highlights

•	Adjusted earnings per share (EPS) grew 23% to a record $1.07.

•	Revenues grew 13% to a record $2.97 billion.

•	Adjusted operating margin increased 120 basis points to 18.4%.

•	Showcased strong new product launches at major clinical chemistry conference, AACC, reinforcing depth of capabilities for clinical research and specialty diagnostics.

•	Completed Phadia acquisition, adding leading allergy and autoimmunity diagnostic tests and strengthening leadership in high-growth specialty diagnostics markets.

•	Deployed $225 million to buy back 4.0 million shares of company stock.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m very pleased to report that we delivered excellent earnings growth in the third quarter – with a  23 percent increase in adjusted EPS – despite more challenging conditions that we began to see in academic and government markets late in the quarter,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We also significantly expanded our adjusted operating margin by executing our productivity plans and successfully integrating recent acquisitions.

“Our investments in new products and emerging markets are clearly paying off. We launched a steady stream of innovative products in the quarter, including two chemistry analyzers: one that we showcased at AACC for drugs-of-abuse testing and for the monitoring of therapeutic drugs, and the other for food and beverage and environmental analysis. We also strengthened our market-leading laboratory equipment offering with a new ultra-low temperature freezer platform that decreases operating costs for our customers by significantly reducing energy consumption. In emerging markets, our strategy to capitalize on our expanding presence in Asia-Pac continues to generate excellent growth, with strong double-digit performance in China and India in the quarter.

“Finally, we completed the Phadia acquisition, significantly expanding our specialty diagnostics offerings with leading blood tests for allergies and autoimmune diseases. I’m pleased to report that the integration of Phadia is going very well and we welcome those employees to our team. We also continued to deploy capital to buy back our stock, and purchased $225 million of our shares during the quarter.”

For the third quarter of 2011, adjusted EPS grew 23% to a record $1.07, versus $0.87 in the third quarter of 2010. Revenues for the quarter grew 13% to $2.97 billion in 2011, versus $2.63 billion in 2010. Adjusted operating income for the third quarter of 2011 increased 21% compared with the year-ago period, and adjusted operating margin expanded 120 basis points to 18.4%, compared with 17.2% in the third quarter of 2010.

On a pro forma basis, as if the recent Dionex and Phadia acquisitions were owned for the entire third quarter in both years, revenues increased 7%, including a 3% increase from the favorable effect of currency translation and a 1% increase from acquisitions other than Dionex and Phadia.

GAAP diluted EPS for the third quarter of 2011 was $0.69, versus $0.66 in the same quarter last year. GAAP operating income for the third quarter of 2011 increased 4% to $315 million, compared with $303 million in 2010. GAAP operating margin was 10.6%, compared with 11.5% in the third quarter of 2010, due to acquisition-related charges.

Annual Guidance for 2011

Thermo Fisher announced that it is revising its adjusted EPS and revenue guidance for full year 2011 to reflect its current outlook and less favorable foreign exchange rates. Its previous adjusted EPS guidance of $4.15 to $4.25 is now expected to be in the range of $4.11 to $4.17, which would result in 19% to 21% EPS growth over 2010. The company is also revising its previous revenue guidance of $11.79 billion to $11.89 billion to a new range of $11.62 billion to $11.70 billion, for 10% to 11% revenue growth over 2010.

Casper added, “Similar to what we saw at the end of the third quarter, it appears that academic and government markets will continue to be challenging for the balance of the year.  We remain well-positioned to navigate through this current environment to deliver solid growth, profitability and shareholder value.”

The 2011 guidance does not include any future acquisitions or divestitures. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

As previously announced, Thermo Fisher established a third financial reporting segment, called Specialty Diagnostics, to provide investors with increased visibility into its performance and alignment with the way it manages its businesses. This change is effective with the third fiscal quarter of 2011. Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments, as highlighted below.

Analytical Technologies Segment

In the third quarter of 2011, Analytical Technologies Segment revenues increased 22% to $1.01 billion, compared with revenues of $828 million in the third quarter of 2010. Segment adjusted operating income increased 37% in the third quarter of 2011, and adjusted operating margin increased to 19.5%, versus 17.3% in the 2010 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenues in the third quarter increased 20% to $615 million in 2011, compared with revenues of $513 million in the third quarter of 2010. Segment adjusted operating income increased 27% in the third quarter of 2011, and adjusted operating margin increased to 24.4%, versus 23.0% in the 2010 quarter.

Laboratory Products and Services Segment

In the third quarter of 2011, Laboratory Products and Services Segment revenues increased 5% to $1.48 billion, compared with revenues of $1.41 billion in the third quarter of 2010. Segment adjusted operating income increased 6% in the third quarter of 2011, and adjusted operating margin was flat, at 13.5% in both quarters.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2011 excludes approximately $1.12 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the third quarter of 2011. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 26, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 18, 2011.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of nearly $11 billion, we have approximately 37,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2011, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our website under the heading “SEC Filings.”  Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general worldwide economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the acquisitions of Dionex and Phadia may not materialize as expected. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	October 1,	% of	October 2,	% of
(In millions except per share amounts)	2011	Revenues	2010	Revenues

Revenues	$2,973.5		$2,628.7
Costs and Operating Expenses:
Cost of revenues (c)	1,702.2	57.2%	1,535.0	58.4%
Selling, general and administrative expenses (d)	682.6	23.0%	574.1	21.8%
Amortization of acquisition-related intangible assets	174.6	5.9%	135.1	5.2%
Research and development expenses	86.8	2.9%	71.5	2.7%
Restructuring and other costs, net (e)	12.3	0.4%	10.3	0.4%
	2,658.5	89.4%	2,326.0	88.5%

Operating Income	315.0	10.6%	302.7	11.5%
Interest Income	6.8		3.4
Interest Expense	(49.5)		(19.1)
Other Income (Expense), Net (f)	(7.6)		0.3

Income Before Income Taxes	264.7		287.3
Benefit from (Provision for) Income Taxes (g)	0.6		(28.5)

Income from Continuing Operations	265.3		258.8

Income from Discontinued Operations	—		9.7
Gain on Disposal of Discontinued Operations	0.1		—

Net Income	$265.4	8.9%	$268.5	10.2%

Earnings per Share from Continuing Operations:
Basic	$.70		$.65
Diluted	$.69		$.64

Earnings per Share:
Basic	$.70		$.67
Diluted	$.69		$.66

Weighted Average Shares:
Basic	379.5		400.7
Diluted	382.7		404.5

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$315.0	10.6%	$302.7	11.5%
Cost of Revenues Charges (c)	24.3	0.8%	2.5	0.1%
Selling, General and Administrative Costs, Net (d)	20.6	0.7%	0.5	0.0%
Restructuring and Other Costs, Net (e)	12.3	0.4%	10.3	0.4%
Amortization of Acquisition-related Intangible Assets	174.6	5.9%	135.1	5.2%

Adjusted Operating Income (b)	$546.8	18.4%	$451.1	17.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$265.4	8.9%	$268.5	10.2%
Cost of Revenues Charges (c)	24.3	0.8%	2.5	0.1%
Selling, General and Administrative Costs, Net (d)	20.6	0.7%	0.5	0.0%
Restructuring and Other Costs, Net (e)	12.3	0.4%	10.3	0.4%
Amortization of Acquisition-related Intangible Assets	174.6	5.9%	135.1	5.2%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.7	0.0%	0.7	0.0%
Other (Income) Expense, Net (f)	4.9	0.2%	0.8	0.0%
Provision for Income Taxes (g)	(93.5)	-3.1%	(57.1)	-2.1%
Discontinued Operations, Net of Tax	(0.1)	0.0%	(9.7)	-0.4%

Adjusted Net Income (b)	$409.2	13.8%	$351.6	13.4%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.69		$0.66
Cost of Revenues Charges, Net of Tax (c)	0.05		—
Selling, General and Administrative Costs, Net of Tax (d)	0.04		—
Restructuring and Other Costs, Net of Tax (e)	0.02		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.29		0.22
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income (Expense), Net (f)	0.01		—
Provision for Income Taxes (g)	(0.03)		(0.01)
Discontinued Operations, Net of Tax	—		(0.02)

Adjusted EPS (b)	$1.07		$0.87

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$360.7		$432.8
Net Cash Used in (Provided by) Discontinued Operations	0.5		(15.2)
Purchases of Property, Plant and Equipment	(62.6)		(63.3)
Proceeds from Sale of Property, Plant and Equipment	3.0		1.8

Free Cash Flow	$301.6		$356.1

Segment Data	Three Months Ended
	October 1,	% of	October 2,	% of
(In millions)	2011	Revenues	2010	Revenues

Revenues
Analytical Technologies	$1,006.5	33.8%	$827.9	31.5%
Specialty Diagnostics	614.7	20.7%	513.1	19.5%
Laboratory Products and Services	1,483.3	49.9%	1,407.7	53.6%
Eliminations	(131.0)	-4.4%	(120.0)	-4.6%

Consolidated Revenues	$2,973.5	100.0%	$2,628.7	100.0%

Operating Income and Operating Margin
Analytical Technologies	$195.9	19.5%	$143.5	17.3%
Specialty Diagnostics	150.1	24.4%	118.1	23.0%
Laboratory Products and Services	200.8	13.5%	189.5	13.5%

Subtotal Reportable Segments	546.8	18.4%	451.1	17.2%

Cost of Revenues Charges (c)	(24.3)	-0.8%	(2.5)	-0.1%
Selling, General and Administrative Costs (Income), Net (d)	(20.6)	-0.7%	(0.5)	0.0%
Restructuring and Other Costs, Net (e)	(12.3)	-0.4%	(10.3)	-0.4%
Amortization of Acquisition-related Intangible Assets	(174.6)	-5.9%	(135.1)	-5.2%

GAAP Operating Income (a)	$315.0	10.6%	$302.7	11.5%

(a)  "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods have been adjusted to present the results of the Athena Diagnostics and Lancaster Laboratories businesses, sold on April 4, 2011, as discontinued operations. Prior period segment results have been conformed to the company's segment reporting structure effective in Q3 2011.
(b)  Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and results of discontinued operations.
(c)  Reported results in 2011 and 2010 include $23.9 and $1.4, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2011 and 2010 include $0.4 and $1.1, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)  Reported results in 2011 include transaction costs, net, related to the acquisitions of Phadia and Dionex as well as a $3.0 charge associated with product liability litigation.
       Reported results in 2010 include transaction costs, net, primarily related to the acquisition of Fermentas.
(e)  Reported results in 2011 and 2010 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f)   Reported results in 2011 include a loss of $4.9 on currency hedging contracts related to the acquisition of Phadia and repayment of its multi-currency debt. Reported results in 2010 include losses on early extinguishment of debt.
(g)  Reported provision for income taxes includes i) $82.1 and $51.0 of incremental tax benefit in 2011 and 2010, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2011, $7.9 of incremental tax benefit from the ability to use tax loss carryforwards as a result of the Phadia acquisition and $3.5 of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes; and iii) in 2010 $3.8, net, of incremental tax benefit from resolution of tax audits and $2.3 of incremental tax benefit from adjusting the company's deferred tax balances as a result of newly enacted tax rates in the United Kingdom.
Notes:
Consolidated depreciation expense in 2011 and 2010 is $55.1 and $47.3, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $18.8 and $20.9 in 2011 and 2010, respectively.

Consolidated Statement of Income (unaudited) (a)(b)	Nine Months Ended
	October 1,	% of	October 2,	% of
(In millions except per share amounts)	2011	Revenues	2010	Revenues

Revenues	$8,592.3		$7,851.3
Costs and Operating Expenses:
Cost of revenues (c)	4,961.5	57.7%	4,578.5	58.3%
Selling, general and administrative expenses (d)	1,954.9	22.8%	1,724.9	22.0%
Amortization of acquisition-related intangible assets	461.2	5.4%	419.6	5.3%
Research and development expenses	244.9	2.9%	207.2	2.6%
Restructuring and other costs, net (e)	67.5	0.8%	35.9	0.5%
	7,690.0	89.5%	6,966.1	88.7%

Operating Income	902.3	10.5%	885.2	11.3%
Interest Income	18.4		8.7
Interest Expense	(116.2)		(65.2)
Other Income (Expense), Net (f)	14.8		(20.6)

Income from Continuing Operations Before Income Taxes	819.3		808.1
Provision for Income Taxes (g)	(89.2)		(96.0)

Income from Continuing Operations	730.1		712.1

Income from Discontinued Operations	5.5		23.5
Gain on Disposal of Discontinued Operations	305.4		2.5

Net Income	$1,041.0	12.1%	$738.1	9.4%

Earnings per Share from Continuing Operations:
Basic	$1.90		$1.75
Diluted	$1.88		$1.72

Earnings per Share:
Basic	$2.72		$1.82
Diluted	$2.68		$1.79

Weighted Average Shares:
Basic	383.3		406.5
Diluted	387.7		412.9

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$902.3	10.5%	$885.2	11.3%
Cost of Revenues Charges (c)	42.6	0.5%	11.3	0.1%
Selling, General and Administrative Costs, Net (d)	61.7	0.7%	1.4	0.0%
Restructuring and Other Costs, Net (e)	67.5	0.8%	35.9	0.5%
Amortization of Acquisition-related Intangible Assets	461.2	5.4%	419.6	5.3%

Adjusted Operating Income (b)	$1,535.3	17.9%	$1,353.4	17.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,041.0	12.1%	$738.1	9.4%
Cost of Revenues Charges (c)	42.6	0.5%	11.3	0.1%
Selling, General and Administrative Costs, Net (d)	61.7	0.7%	1.4	0.0%
Restructuring and Other Costs, Net (e)	67.5	0.8%	35.9	0.5%
Amortization of Acquisition-related Intangible Assets	461.2	5.4%	419.6	5.3%
Restructuring and Other Costs, Net – Equity Investments	0.4	0.0%	1.0	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	2.2	0.0%	2.1	0.0%
Other Income (Expense), Net (f)	(17.3)	-0.2%	16.8	0.2%
Provision for Income Taxes (g)	(193.3)	-2.3%	(168.9)	-2.1%
Discontinued Operations, Net of Tax	(310.9)	-3.6%	(26.0)	-0.3%

Adjusted Net Income (b)	$1,155.1	13.4%	$1,031.3	13.1%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.68		$1.79
Cost of Revenues Charges, Net of Tax (c)	0.08		0.02
Selling, General and Administrative Costs, Net of Tax (d)	0.14		—
Restructuring and Other Costs, Net of Tax (e)	0.12		0.06
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.80		0.68
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income (Expense), Net (f)	(0.03)		0.03
Provision for Income Taxes (g)	(0.01)		(0.02)
Discontinued Operations, Net of Tax	(0.80)		(0.06)

Adjusted EPS (b)	$2.98		$2.50

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,054.0		$1,059.6
Net Cash Provided by Discontinued Operations	(12.6)		(33.0)
Purchases of Property, Plant and Equipment	(185.5)		(168.7)
Proceeds from Sale of Property, Plant and Equipment	6.2		4.2

Free Cash Flow	$862.1		$862.1

Segment Data	Nine Months Ended
	October 1,	% of	October 2,	% of
(In millions)	2011	Revenues	2010	Revenues

Revenues
Analytical Technologies	$2,765.9	32.2%	$2,358.0	30.0%
Specialty Diagnostics	1,760.8	20.5%	1,613.4	20.5%
Laboratory Products and Services	4,454.4	51.8%	4,236.0	54.0%
Eliminations	(388.8)	-4.5%	(356.1)	-4.5%

Consolidated Revenues	$8,592.3	100.0%	$7,851.3	100.0%

Operating Income and Operating Margin
Analytical Technologies	$491.9	17.8%	$385.3	16.3%
Specialty Diagnostics	427.7	24.3%	368.9	22.9%
Laboratory Products and Services	615.7	13.8%	599.2	14.1%

Subtotal Reportable Segments	1,535.3	17.9%	1,353.4	17.2%

Cost of Revenues Charges (c)	(42.6)	-0.5%	(11.3)	-0.1%
Selling, General and Administrative Costs, Net (d)	(61.7)	-0.7%	(1.4)	0.0%
Restructuring and Other Costs, Net (e)	(67.5)	-0.8%	(35.9)	-0.5%
Amortization of Acquisition-related Intangible Assets	(461.2)	-5.4%	(419.6)	-5.3%

GAAP Operating Income (a)	$902.3	10.5%	$885.2	11.3%

(a)  "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods have been adjusted to present the results of the Athena Diagnostics and Lancaster Laboratories businesses, sold on April 4, 2011, as discontinued operations. Prior period segment results have been conformed to the company's segment reporting structure effective in Q3 2011.
(b)  Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and results of discontinued operations.
(c)  Reported results in 2011 and 2010 include $40.5 and $7.4, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2011 and 2010 include $2.1 and $3.9, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)  Reported results in 2011 include transaction costs, related to the acquisitions of Phadia and Dionex as well as a $3.0 charge associated with product liability litigation.
       Reported results in 2010 include transaction costs, net, primarily related to the acquisitions of Finnzymes and Fermentas.
(e)  Reported results in 2011 and 2010 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations; in 2011, $21.6 of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition; and in 2010, a $6.0 loss on a patent infringement claim that arose at a business unit prior to its acquisition by the company.
(f)   Reported results in 2011 include a gain of $27.6 on currency hedging contracts related to the acquisition of Phadia and repayment of its multi-currency debt, offset in part by fees of $10.3 to obtain a short-term financing commitment related to the Phadia acquisition. Reported results in 2010 include losses of $16.8 on early extinguishment of debt.
(g)  Reported provision for income taxes includes i) $188.6 and $160.9 of incremental tax benefit in 2011 and 2010, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2011, $7.9 of incremental tax benefit from the ability to use tax loss carryforwards as a result of the Phadia acquisition, $4.7 of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes and $1.5 of incremental tax benefit from resolution of tax audits; and iii) in 2010,
       $5.7, net, of incremental tax benefit from resolution of tax audits and $2.3 of incremental tax benefit from adjusting the company's deferred tax balances as a result of newly enacted tax rates in the United Kingdom.
Notes:
Consolidated depreciation expense in 2011 and 2010 is $155.4 and $141.7, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $60.7 and $61.7 in 2011 and 2010, respectively.

Condensed Consolidated Balance Sheet (unaudited)
	October 1,	December 31,
(In millions)	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$890.3	$917.1
Short-term investments	8.0	8.9
Accounts receivable, net	1,811.0	1,473.8
Inventories	1,406.1	1,172.9
Other current assets	619.2	562.3

Total current assets	4,734.6	4,135.0

Property, Plant and Equipment, Net	1,629.2	1,360.2

Acquisition-related Intangible Assets	8,058.6	5,913.7

Other Assets	565.3	944.8

Goodwill	12,003.8	8,995.7

Total Assets	$26,991.5	$21,349.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,018.6	$105.8
Other current liabilities	1,773.9	1,604.0

Total current liabilities	2,792.5	1,709.8

Other Long-term Liabilities	2,887.8	2,247.3

Long-term Obligations	6,115.3	2,031.3

Total Shareholders' Equity	15,195.9	15,361.0

Total Liabilities and Shareholders' Equity	$26,991.5	$21,349.4

Condensed Consolidated Statement of Cash Flows (unaudited)	Nine Months Ended
	October 1,	October 2,
(In millions)	2011	2010

Operating Activities
Net income	$1,041.0	$738.1
Income from discontinued operations	(5.5)	(23.5)
Gain on disposal of discontinued operations	(305.4)	(2.5)
Income from continuing operations	730.1	712.1

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	616.6	561.3
Change in deferred income taxes	(182.2)	(194.4)
Other non-cash expenses, net	121.6	103.7
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(244.7)	(156.1)

Net cash provided by continuing operations	1,041.4	1,026.6
Net cash provided by discontinued operations	12.6	33.0

Net cash provided by operating activities	1,054.0	1,059.6

Investing Activities
Acquisitions, net of cash acquired	(5,699.4)	(545.4)
Purchases of property, plant and equipment	(185.5)	(168.7)
Proceeds from sale of property, plant and equipment	6.2	4.2
Other investing activities, net	11.6	4.1

Net cash used in continuing operations	(5,867.1)	(705.8)
Net cash provided by (used in) discontinued operations	797.7	(0.8)

Net cash used in investing activities	(5,069.4)	(706.6)

Financing Activities
Net proceeds from issuance of debt	4,254.4	741.3
Increase in commercial paper, net	999.3	—
Settlement of convertible debt	(452.0)	(600.8)
Redemption and repayment of long-term obligations	(0.9)	(502.9)
Purchases of company common stock	(987.5)	(662.5)
Net proceeds from issuance of company common stock	153.7	52.6
Tax benefits from stock-based compensation awards	16.6	7.9
Increase (decrease) in short-term notes payable	9.3	(8.7)
Other financing activities, net	4.1	—

Net cash provided by (used in) financing activities	3,997.0	(973.1)

Exchange Rate Effect on Cash	(8.4)	(13.8)

Decrease in Cash and Cash Equivalents	(26.8)	(633.9)
Cash and Cash Equivalents at Beginning of Period	917.1	1,564.1

Cash and Cash Equivalents at End of Period	$890.3	$930.2

Free Cash Flow (a)	$862.1	$862.1

(a)  Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.